[TEXT]   THE SOFTWARE DEVELOPER'S COMPANY, INC.
                  90 Industrial Park Road
               Hingham, Massachusetts  02043


         NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                         to be held

                      October 18, 1995


To Our Stockholders:

       An Annual Meeting of Stockholders of The Software Developer's Company, Inc., a Delaware corporation (the Company or
SDC), will be held on Wednesday, October 18, 1995, at 9:00 a.m., local time, at the offices of Testa, Hurwitz & Thibeault at High Street Tower, 125 High Street, 22nd Floor, Boston, Massachusetts 02110 for the following purposes:

1. To elect a Board of Directors to serve for the ensuing year and until their respective successors have been duly elected and qualified.

       The nominees the Board proposes to present for election are: Barry N. Bycoff, Stephen L. Watson, Aaron Kleiner, Milton J.
Pappas, Gustav H. Koven, Ralph B. Wagner and Michael L. Mark.

2. To ratify the selection of Coopers & Lybrand as independent auditors for the Company for the fiscal year ending
March 31, 1996.

3. To transact such other business as may properly come before the Meeting and any adjournments thereof.

       Only stockholders of record on the books of the Company at the close of business on September 1, 1995 will be entitled to notice of, and to vote at, the Meeting.

       Please sign, date and return the enclosed proxy in the enclosed envelope at your earliest convenience. If you return your proxy, you may nevertheless attend the Meeting and vote your shares in person.

       All stockholders are cordially invited to attend the Meeting.

               By Order of the Board of Directors,


               Barry N. Bycoff,
               President and Chief Executive Officer

September 14, 1995

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. THE PROXY MAY BE REVOKED BY THE PERSON EXECUTING THE PROXY BY FILING WITH THE SECRETARY OF THE COMPANY AN INSTRUMENT OF REVOCATION OR A DULY EXECUTED PROXY BEARING A LATER DATE, OR BY ELECTING TO VOTE IN PERSON AT THE MEETING. NO POSTAGE NEED BE AFFIXED IF THE PROXY IS MAILED IN THE UNITED STATES.


         THE SOFTWARE DEVELOPER'S COMPANY, INC.

                       PROXY STATEMENT
              1995 ANNUAL MEETING OF STOCKHOLDERS
                        October 18, 1995

       Proxies in the form enclosed with this proxy statement are solicited by the Board of Directors of The Software Developer's Company, Inc., a Delaware corporation (the Company), for use at the Annual Meeting of Stockholders to be held on October 18, 1995, at 9:00 a.m., local time, at the offices of Testa, Hurwitz & Thibeault at High Street Tower, 125 High Street, 22nd Floor, Boston, Massachusetts 02110, and any adjournments thereof (the Meeting).

       Only stockholders of record as of September 1, 1995 will be entitled to notice of and to vote at the Meeting and any adjournments thereof. As of that date, there were 7,443,748 shares (excluding treasury shares) of Common Stock, $.01 par value, of the Company outstanding and entitled to vote. In addition, as of that date, there were 760,968 shares of Series C Preferred Stock, $.01 par value, of the Company outstanding and entitled to vote.

       The holders of Common Stock are entitled to cast one vote for each share held of record and may vote in person or by proxy.

The holders of Series C Preferred Stock are also entitled to cast one vote for each share of Series C Preferred Stock held of record and may vote in person or by proxy. Accordingly, the 760,968 outstanding shares of Series C Preferred Stock vote together with the holders of Common Stock as if the holders held 760,968 shares of Common Stock.

       Any stockholder may revoke a proxy at any time prior to its exercise by filing a later-dated proxy or a written notice of revocation with the Secretary of the Company, or by voting in person at the Meeting. If a stockholder is not attending the Meeting, any proxy or notice should be returned in time for receipt no later than the close of business on the last business day preceding the Meeting.

       The persons named as attorneys in the proxies are directors and officers of the Company. All properly executed proxies returned in time to be cast at the Meeting will be voted and, with respect to the election of the Board of Directors, will be voted as stated under section, Election of Directors, below. With respect to the election of directors, any stockholder submitting a proxy has the right to withhold authority to vote for any individual nominee or group of nominees to the Board of Directors by writing the name of such individual or group in the space provided on the proxy.

       In addition to the election of directors, the stockholders will consider a proposal to ratify the selection of Coopers &
Lybrand as independent auditors for the fiscal year ending March
31, 1996.

       Where a choice has been specified on the proxy with respect to the foregoing matters, the shares represented by the proxy will be voted in accordance with the specification indicated and will be voted FOR if no specification is indicated.

The Board of Directors of the Company knows of no other matter to be presented at the Meeting. If any other matter should be presented at the Meeting upon which a vote may properly be taken, the shares of capital stock represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named as attorneys in the proxies.

       The representation in person or by proxy of at least a majority of the outstanding shares of Common Stock and Series C Preferred Stock is necessary to establish a quorum for the transaction of business. Votes withheld from any nominee, abstentions and broker non-votes are counted as present or represented for purposes of determining the presence or absence of a quorum. A Non-Vote occurs when a broker holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the broker does not have discretionary voting power and has not received instructions from the beneficial owner. Directors are elected by a plurality of the votes cast by stockholders entitled to vote at the Meeting. The holders of a majority of the outstanding shares of Series C Preferred Stock, voting separately as a class, also have the right to elect two directors. All other matters being submitted to stockholders require the affirmative vote of the majority of shares present in person or represented by proxy at the Meeting (following the determination of a quorum). An automated system administered by the Company's transfer agent tabulates the votes.

The vote on each matter submitted to stockholders is tabulated separately. Abstentions are included in the number of shares present or represented and voting on each matter. Broker
Non-Votes are not so included.

       An Annual Report to Stockholders, containing financial statements for the fiscal year ended March 31, 1995, is being mailed with this Proxy Statement to all stockholders entitled to vote. This proxy statement and the form of proxy were first mailed to the Company's stockholders on or about September 14, 1995.

   MANAGEMENT AND PRINCIPAL HOLDERS OF VOTING SECURITIES

       The following table sets forth as of September 1, 1995, the record date, the beneficial ownership of shares of capital stock of (i) each person known by the Company to own beneficially more than 5% of the 7,443,748 shares of Common Stock outstanding on that date, (ii) the name of each director or nominee, and
(iii) the name of each executive officer identified in the Summary Compensation Table, both with respect to the number of shares owned by each person and the percentage of the outstanding shares represented thereby, and also sets forth such information for directors, nominees and executive officers as a group.

                                     AMOUNT AND
                                     NATURE OF
NAME AND ADDRESS OF                  BENEFICIAL      PERCENT
BENEFICIAL OWNER                     OWNERSHIP (1)   OF CLASS


Edison Venture Fund I, L. P. (2)        1,774,780      23.3%
Edison Venture Fund II, L.P.
Edison Venture Fund II-PA, L.P.
c/o Edison Venture Funds
997 Lenox Drive, #3
Lawrenceville, NJ  08648

Euclid Partners III, L.P. (3)             650,803       8.6%
Euclid Partners Corporation
50 Rockefeller Plaza, Suite 1022
New York, NY  10020

Brinson Trust Company (4)                 865,393      11.5%
c/o Brinson Partners, Inc.
3 National Plaza
9th Floor, Suite 114
Chicago, IL  60602

Stephen L. Watson (5)                     311,250       4.0%

Aaron Kleiner (6)                          21,000          *

Milton J. Pappas (7)                      680,553       8.9%
c/o Euclid Partners Corporation
50 Rockefeller Plaza, Suite 1022
New York, NY  10020

Gustav H. Koven (8)                     1,787,322      23.4%
c/o Edison Venture Funds
997 Lenox Drive, #3
Lawrenceville, NJ  08648

Ralph B. Wagner (9)                        26,000          *

Barry N. Bycoff (10)                      303,750       3.9%

Michael L. Mark (11)                       53,053          *

All executive officers and
directors as a group
(9 persons) (12)                        3,244,368      38.0%


* less than 1%

(1) Except as otherwise noted below, the Company believes each beneficial owner has the sole voting and investment power with respect to all shares of Common Stock (or options, warrants or other securities convertible into or exchangeable for Common Stock) shown as beneficially owned by him. All numbers and percentages, except as otherwise noted, do not assume the exercise of outstanding options or warrants. Pursuant to the rules of the Securities and Exchange Commission, shares of Common Stock which an individual or group has a right to acquire within 60 days of September 1, 1995 pursuant to the exercise of presently exercisable or outstanding options, warrants or conversion privileges are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table.

(2) Edison Venture Fund I, L.P., Edison Venture Fund II, L.P. and Edison Venture Fund II-PA, L.P. (collectively, the Edison Venture Funds) hold collectively 1,603,386 shares of Common Stock. In addition, the Edison Venture Funds collectively hold an aggregate of 171,394 shares of Series C Preferred Stock, convertible at any time into 171,394 shares of Common Stock.
The Edison Venture Funds have sole voting and investment power with respect to the 1,603,386 shares of Common Stock and 171,394 shares of Series C Preferred Stock. Mr. Koven, a director of the Company, is also a general partner of each of the general partners of the Edison Venture Funds and may be deemed to share beneficial ownership of the securities held by such entities. Mr. Koven disclaims such beneficial ownership.

(3) Euclid Partners III, L.P. (Euclid) holds 483,098 shares of Common Stock. In addition, Euclid holds 84,619 shares of Series C Preferred Stock, convertible at any time into 84,619 shares of Common Stock. Also included in this amount are 83,086 shares of Common Stock issuable upon exercise of a warrant held by Euclid. Mr. Pappas, a director of the Company, is the president of the sole corporate general partner of Euclid and may be deemed the beneficial owner of the 650,803 shares beneficially owned by Euclid. Mr. Pappas disclaims beneficial ownership of such shares.

(4) Includes 722,225 shares of Common Stock held by The First National Bank of Chicago as agent for the Brinson Trust Company as Trustee to the Institutional Venture Capital Fund II (Brinson) and 57,471 shares of Common Stock held by Monroe and Company for the benefit of Brinson. In addition, Brinson holds 85,697 shares of Series C Preferred Stock, convertible into 85,697 shares of Common Stock.

(5) Includes the presently exercisable portion (i.e., 220,000 shares) of stock options to purchase up to 271,000 shares of Common Stock. Also includes 40,500 shares of Common Stock held directly by Mr. Watson and 50,000 shares of Series C Preferred Stock, convertible at any time into 50,000 shares of Common Stock.

(6)    Represents the presently exercisable portion (i.e., 21,000 shares) of non-qualified stock options to purchase up to 36,750 shares of Common Stock.

(7) Represents the presently exercisable portion (i.e., 29,750 shares) of non-qualified stock options to purchase up to 45,500 shares of Common Stock. Also includes the 650,803 shares of Common Stock and Series C Preferred Stock deemed to be owned by Euclid, of which shares Mr. Pappas may be deemed a beneficial owner. Mr. Pappas disclaims beneficial ownership of such shares. See footnote 3.

(8) Represents the presently exercisable portion (i.e., 12,542 shares) of non-qualified stock options to purchase up to 40,542 shares of Common Stock. Also includes the 1,774,780 shares of Common Stock and Series C Preferred Stock deemed to be owned by the Edison Venture Funds, of which shares Mr. Koven may be deemed a beneficial owner. Mr. Koven disclaims beneficial ownership of such shares. See footnote 2.

(9)    Represents the presently exercisable portion (i.e., 21,000 shares) of non-qualified stock options to purchase up to 45,500 shares of Common Stock and also includes 5,000 shares of Common
Stock held directly.

(10) Includes the presently exercisable portion (i.e., 293,750 shares) of stock options to purchase up to 500,000 shares of Common Stock. Also includes 10,000 shares of Common Stock owned by Mr. Bycoff's children.

(11) Includes 23,193 shares of Common Stock held directly and 26,360 shares of Series C Preferred Stock, convertible into
26,360 shares of Common Stock, and includes options to purchase
3,500 shares of Common Stock.

(12) Includes 663,732 shares which all officers and current directors as a group have the right to acquire within 60 days after September 1, 1995, upon exercise of the presently exercisable portion of outstanding stock options held by current directors and officers. Also includes: (i) 483,098 shares of Common Stock, 84,619 shares of Series C Preferred Stock, convertible at any time into 84,619 shares of Common Stock, and 83,086 shares issuable upon exercise of warrants deemed to be owned by Euclid, of which shares Mr. Pappas, a director, may be deemed a beneficial owner; (ii) 1,603,386 shares of Common
Stock and 171,394 shares of Series C Preferred Stock, convertible at any time into 171,394 shares of Common Stock, deemed to be owned by the Edison Venture Funds, of which shares Mr. Koven, a director, may be deemed a beneficial owner; (iii) 50,000 shares of Series C Preferred Stock, convertible at any time into 50,000 shares of Common Stock, owned by Mr. Watson, a director; and
(iv) 26,360 shares of Series C Preferred Stock, convertible at any time into 26,360 shares of Common Stock, owned by Mr. Mark, a director.

                 ELECTION OF DIRECTORS

       At the meeting, seven directors are to be elected
(constituting the entire Board of Directors). The directors of the Company are elected annually and hold office for the ensuing year until the next annual meeting of stockholders and until their successors have been elected and qualified.

       No proxy may be voted for more people than the number of nominees listed below. Shares represented by all proxies received by the Board of Directors and not so marked as to withhold authority to vote for any individual director (by writing that individual director's name where indicated on the proxy) or for all directors will be voted FOR the election of all the nominees named below (unless one or more nominees are unable or unwilling to serve). The Board of Directors knows of no reason why any such nominee would be unable or unwilling to serve, but if such should be the case, proxies may be voted for the election of some other person.

       The Board of Directors held eight meetings during the fiscal year ended March 31, 1995. All of the directors, Messrs. Bycoff, Watson, Wagner, Koven, Pappas, and Kleiner, attended more than 75% of all meetings of the Board of Directors held during the 1995 fiscal year during their respective tenures as directors. Mr. Mark became a director of the Company in October, 1994.

       The Compensation and Stock Option Committee of the Board of Directors (the Compensation Committee), of which Messrs. Pappas, Koven and Wagner are currently members, determines who should receive stock options under the Company's various stock plans and also reviews and recommends officer compensation, including salary and bonus plans. The Compensation Committee held three meetings during the fiscal year ended March 31, 1995.

       The Audit Committee of the Board of Directors at year end was composed of Messrs. Watson, Pappas and Koven. The principal functions of the Audit Committee include overseeing the performance and reviewing the scope of the audit function of the Company's independent auditors. The Audit Committee also reviews, among other things, audit plans and procedures, various accounting and financial reporting issues, and changes in accounting policies. The Audit Committee held three meetings during the fiscal year ended March 31, 1995.

       Messrs. Watson, Pappas, Koven and Wagner attended more than 75% of all committee meetings held during the 1995 fiscal year of which each was a member.

       All nominees have served as directors of the Company during the last fiscal year. Mr. Watson has served on the Board of Directors since March 1986; Mr. Kleiner, since July 1988; Mr. Pappas, since July 1990; Mr. Wagner, since September 1992; Mr. Bycoff, since April 1993; Mr. Koven, since August 1993; and Mr. Mark, since October 1994.

       The following table sets forth the positions currently held by each director nominee with the Company.


     NOMINEE'S NAME AND
     YEAR NOMINEE FIRST         POSITIONS AND OFFICES
     BECAME DIRECTOR            WITH THE COMPANY

     Barry N. Bycoff            President, Chief Executive
     April, 1993                Officer and Director

     Stephen L. Watson          Chairman of the Board
     March, 1986

     Aaron Kleiner              Director
     July, 1988

     Milton J. Pappas           Director
     July, 1990

     Ralph B. Wagner            Director
     September, 1992

     Gustav H. Koven            Director
     August, 1993

     Michael L. Mark            Director
     October, 1994

       The By-laws of the Company provide that the Board of Directors are elected annually. All directors of the Company hold office until the next annual meeting of stockholders or until their successors have been elected and qualified. Officers are elected by, and serve at the discretion of, the Board of Directors.

DIRECTOR DESIGNATION RIGHTS OF SERIES C PREFERRED STOCK

       Voting as a separate class, the holders of a majority of the outstanding shares of Series C Preferred Stock are entitled to nominate and elect two directors. Mr. Koven and Mr. Pappas have been nominated to serve as the director representatives of the Series C Preferred Stock.


OCCUPATIONS AND BIOGRAPHIES OF DIRECTORS AND NOMINEES

       Barry N. Bycoff, 46, was appointed President and Chief Executive Officer and a Director of the Company in April 1993. From December 1991 to December 1992, during his tenure at MapInfo Corporation, a provider of desktop mapping software, he held positions as Chief Operating Officer, Senior Vice President of Sales and Marketing, and a Director. From January 1984 to October 1991, he successfully ran a number of business units for Prime Computer Inc., a manufacturer of mainframe and minicomputer systems, holding such positions as Vice President-Marketing in the Computer Systems Business Unit, Vice President-General Purpose Product Line, Vice President-Prime Information
Business Group, Director-Finance and Administration/Worldwide Sales and Director-Corporate Planning and Analysis. Prior to that, Mr. Bycoff held various management positions at Gillette Company from November 1973 to December 1983.

       Stephen L. Watson, 54, currently serves as Chairman of the Board and served as President and Chief Operating Officer of the Company from March 1991 to April 1993 when Mr. Bycoff joined the Company. In May 1991, Mr. Watson became Chief Executive Officer of the Company and served in that capacity until May 1993. He has also served as a director of the Company since March 1986. From June 1989 to March 1991 he was a private investor. From July 1988 to June 1989, he was President of California Micro Solutions, Inc., a franchisee of Computerland Corporation. From April 1987 to July 1988, he was Senior Vice President of Computerland Corporation, a retailer of personal computer software and hardware systems. From July 1984 to April 1987, he was a private investor. From 1979 to July 1984, he was President of Computer Centers of New England, a retailer of personal computer systems. From 1970 to 1979, Mr. Watson was employed in various management positions at Digital Equipment Corporation, a manufacturer of mainframe and minicomputer systems. Mr. Watson is a director of several privately-held companies. Mr. Watson is currently Chairman and co-founder of ScanCenters of America, a document imaging and conversion services company.

       Aaron Kleiner, 48, became a director of the Company in July 1988. He is currently a partner of Kurzweil Technologies, a firm specializing in the disposition of patents and technology assets. From 1992 to 1995, he was Vice-Chairman of Kurzweil Applied Intelligence, Inc., a developer, manufacturer and marketer of voice recognition technology for medical reporting applications. He also co-founded Kurzweil Computer Products in 1974, which developed, manufactured and marketed optical character recognition systems for reading machines for the blind and other commercial products and which was acquired by Xerox in 1980. Mr. Kleiner is on the Board of Advisors of a privately held company and is a co-founder and past Chairman of the MIT Enterprise Forum.

       Milton J. Pappas, 66, became a director of the Company in July 1990. He is currently Chairman of Euclid Partners Corporation (since 1983), a management company providing services to Euclid Partners, a venture capital investment fund. From 1983 to the present, he has been a General Partner of Euclid Partners Associates II, L.P.; Euclid Partners Associates III, L.P.; and Euclid Partners Associates IV, L.P., general partners to Euclid Partners II, L.P.; and Euclid Partners III, L.P.; and Euclid Partners IV, L.P., private venture capital investment funds.
From 1970 to 1986, he was a General Partner of Euclid Partners, a private venture capital firm. Mr. Pappas also serves on the Board of Directors of Therion Corporation and Sys-Tech Solutions, Inc. Mr. Pappas is admitted to the Ohio Bar and serves on the Board of Directors as the representative of the holders of the Series C Preferred Stock.

       Ralph B. Wagner, 61, became a director of the Company in September 1992. He is a co-founder and a director of Keyfile Corporation, a manufacturer and marketer of document image software products for use on personal computers. Mr. Wagner is a principal of Wagner Resources, a consulting and investment firm. Since 1983 Mr. Wagner has served as a director of several private companies including Alpha Software, a developer, manufacturer and marketer of software programs, and Pure Speech, a software developer specializing in speech recognition.

       Gustav H. Koven III, 52, became a director of the Company in August 1993; he serves on the Board of Directors as a representative of the holders of the Series C Preferred Stock. Since April 1990, he has been a general partner of Edison Partners, L.P., which is the general partner of Edison
Venture Fund, L.P., and since October 1990, a general partner of Edison Partners II, L.P., which is the general partner of Edison Venture Fund II, L.P. and Edison Venture Fund II-PA, L.P. (together with Edison Venture Fund, L.P., the Edison Funds), private venture capital investment firms. Since January 1994, Mr. Koven has been a General Partner of Edison Partners III, L.P., which is the general partner of Edison Venture Fund III, L.P. From 1985 until he joined Edison, Mr. Koven was President of Chase Manhattan Capital Corporation, a venture capital subsidiary of the bank. From 1980 to 1985 he was a Vice President in Corporate Development and Vice President in Corporate Planning at Chase Manhattan Bank. Before joining Chase, he held marketing and corporate development positions at Union Carbide. Mr. Koven serves as a director of ECCS, Inc., a publicly-held provider of systems integration services and mass storage products for networked computers, and five other private companies.

       Michael L. Mark, 49, became a director of the Company in October 1994. He is President of Refined Reports, Inc., an electronic publishing software development company he founded in 1990. Prior to that, Mr. Mark served as Vice President, System Integration at Interleaf, Inc., an electronic publishing software developer, and was Vice-President and co-founder of Cadmus Computer Corporation, a workstation manufacturer. He also serves as a director of Progress Software Corporation, a manufacturer of software development tools and two other private companies.


OCCUPATIONS AND BIOGRAPHIES OF EXECUTIVE OFFICERS

       Stephen A. Orenberg, 45, has been employed by the Company since August 1991. He is currently Vice President of Sales, and was Vice President of New Business Development from February 1994 to July 1994. Prior to that he was Vice President of Channel Marketing. Before joining the Company, from 1990 to 1991, Mr. Orenberg was with AICorp, a developer of expert system software, as Manager of Corporate Sales responsible for selling the company's Knowledge Base and Expert System tools to the OS/2, DOS and VAX/VMS markets. From 1988 to 1990 he was Manager of Cognos Direct, a division of Cognos Corporation, an international manufacturer of fourth generation programming languages.

       Frederick W. Haigis, 43, joined the Company in February 1994 as Vice President of Marketing. From 1985 to 1993 he held senior level positions, most recently as President and Chief Operating Officer, of the Giardini/Russell Group, a communications and public relations agency. In late 1993 Giardini/Russell merged with Rossin Greenberg Seronick where Mr. Haigis was retained as Executive Vice President.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

       On November 21, 1990, the Company received a loan of $300,000 from Watson Investments, Inc., a family-owned private investment firm of which Stephen L. Watson was a director and treasurer. Mr. Watson is a director of the Company and currently its Chairman of the Board. The Company issued to Watson Investments, Inc. its Secured Subordinated Term Note, due December 1, 1993, in the principal amount of $300,000. This note bore interest at 16% per year, with interest payable monthly in arrears, and was secured by substantially all of the tangible assets of the Company. In December 1991, the investment company was dissolved, and Mr. Watson and his spouse became joint holders of the Note. The note was subordinated to indebtedness of the Company, to commercial banks and other institutional lenders, including the Company's existing $2,000,000 line of credit facility. On October 19, 1993, the Company exchanged and extended the $300,000 loan. The principal of $300,000 was extended to December 1996, with interest accruing at 12% per annum, payable quarterly in arrears. In any month which the Company does not make a profit, the interest will be deferred and paid to the extent of profits in the following months without compounding unpaid interest. The new note is subordinated to any commercial bank or other financial institution debt up to $4,000,000.

       On October 19, 1993 the Company completed a private placement of Series C Preferred Stock and a recapitalization transaction. Private investors purchased 905,968 shares of Series C Preferred Stock at a price of $ 1.00 per share, resulting in net proceeds of approximately $781,000. The
Series C Preferred Stock is convertible into Common Stock on a one-for-one basis (for an aggregate of 905,968 shares) and votes with Common Stock on the same basis. The Series C Preferred Stock contains a number of features including a fixed liquidation preference of $2.00 per share (for an aggregate liquidation preference of $1,812,000), anti-dilution rights and two (2) Board of Director seats. The recapitalization transaction involved the exchange of all of the Company's Series A Preferred Stock and Series B Senior Preferred Stock for 4,288,890 shares of Common Stock, increasing the total number of shares of Common Stock issued and outstanding to 7,292,453. This recapitalization removed the liquidation preference, including cumulative dividends, to the preferred holders of approximately $7,000,000, and terminated all prior agreements with the holders of the Series A Preferred Stock and the Series B Senior Preferred Stock, while retaining certain registration rights.

       As part of the transaction, the holders of the Series C Preferred Stock entered into a Voting Agreement pursuant to which such holders agreed to vote their shares of Series C Preferred Stock in favor of two designated representatives to the Company's Board of Directors. The holders of the Series C Preferred Stock have the right to elect two representatives to the Company's Board of Directors under the Company's Restated Certificate of Incorporation, as amended. One of the designees is the representative of Edison Venture Funds and another is the representative of Euclid.

Currently, these two designated representatives are Gustav H. Koven III, a general partner of the general partners of Edison Venture Funds, and Milton J. Pappas, Chairman of Euclid Partners Corp., a management company providing services to Euclid. Edison Venture Funds acquired 171,394 shares of Series C Preferred
Stock and Euclid acquired 84,619 shares of Series C Preferred Stock as part of the financing and recapitalization transaction.

          EXECUTIVE COMPENSATION AND OTHER INFORMATION
              CONCERNING DIRECTORS AND OFFICERS

EXECUTIVE COMPENSATION

The following table sets forth the annual and long-term compensation for services in all capacities to the Company for the fiscal years ended March 31, 1995, 1994 and 1993, of those persons who (i) served as the Chief Executive Officer of the Company during any part of the fiscal year ended March 31, 1995, and (ii) the other 4 most highly compensated executive officers of the Company at March 31, 1995 whose annual compensation and bonus exceeded $100,000 (the Named Officers):

                   SUMMARY COMPENSATION TABLE

                                ANNUAL            LONG-TERM COMP-
                            COMPENSATION(1)     ENSATION AWARD(2)

                                                  RESTR-   STOCK
                   FISCAL              OPTIONS/   ICTED(3) AWARD
                    YEAR    SALARY($)  BONUS($)   SARS(#)  ($)(3)

Barry N. Bycoff      1995    $156,770    $10,000    350,000    0
Chief Executive      1994     138,667      7,500    150,000    0
Officer, President   1993           0          0          0    0
& Director

Stephen L. Watson    1995    $ 10,385    $     0     17,500    0
(former Chief        1994      97,482          0    250,000    0
Executive Officer    1993     167,062     15,300     50,000    0
& President)
& Director

Dennis M. Mackie     1995    $109,039         $0     94,800    0
(former Vice         1994      58,277          0          0    0
President & Chief    1993           0          0          0    0
Financial Officer)

Stephen A. Orenberg  1995    $103,131     $    0     30,000    0
Vice President of    1994      85,933          0     10,000    0
Sales                1993      84,732      1,218     15,000    0


(1) Excludes perquisites and other personal benefits, the aggregate annual amount of which for each officer was less than the lesser of $50,000 or 10% of the total salary and bonus reported.

(2) The Company did not grant any restricted stock awards or stock appreciation rights (SARs) or make any long-term incentive plan payouts during the fiscal years ended March 31, 1995, 1994 and 1993.

(3) Includes bonus payments earned by the Named Officers in the year indicated, for services rendered in such year, which were paid in the next subsequent year. Mr. Mackie left the Company in July 1995.

EMPLOYMENT AGREEMENT, BARRY N. BYCOFF

       In April 1993, Barry N. Bycoff joined the Company as President, Chief Executive Officer and a director. Pursuant to the terms of his employment agreement, Mr. Bycoff currently receives an annual salary of $160,000, with a bonus potential of up to 50% of base salary under a bonus program to be established from time to time by the Board of Directors. No bonus was paid to Mr. Bycoff during the March 31, 1995 fiscal year. In addition, Mr. Bycoff, in connection with his initial employment in April 1993, received an option to purchase 150,000 shares of Common Stock at an exercise price of $1.00 per share, the fair market value on the date of grant. A total of 37,500 shares were immediately exercisable upon grant, with the balance becoming exercisable on a quarterly basis following the grant.
As of June 30, 1995, a total of 121,875 shares have become exercisable. The Company has the right to terminate Mr. Bycoff at any time, without cause, but must pay a severance payment, including benefits, for a period of 13 weeks following his termination. If Mr. Bycoff is unable to find new employment at a comparable salary and benefit level after the end of the 13-week period, the Company is also obligated to pay Mr. Bycoff his salary and benefits for an additional 13 weeks or until Mr. Bycoff finds new employment, whichever occurs first.

OPTION GRANTS IN THE LAST FISCAL YEAR

       The following table sets forth grants of stock options pursuant to the Company's 1987 Amended Stock Plan and 1994 Stock Plan during the fiscal year ended March 31, 1995 to the Named Officers which are reflected in the Summary Compensation Table above.
                           % OF
                           TOTAL
                           OPTION/
                           SARS                   POTENITAL REAL-
                           GRANTED                 IZABLE VALUE
                             TO    EXER-            AT ASSUMED
                           EMPLO   CISE             ANNUAL RATES
                           -YEES    OR             OF STOCK PRICE
                  OPTIONS    IN    BASE    EXPIR-   APPRECIATION
                   /SARS   FISCAL  PRICE/  ATION   OPTION TERM(1)
                  GRANT(#)  YEAR   SHARE   DATE    5%($)   10%($)

Barry N. Bycoff    350,000  41.4%  1.00   2005  $244,344 $389,061
Stephen L. Watson   17,500   2.1%  0.78   2004    22,234   35,405
Dennis M. Mackie    94,800  11.2%  1.00   2004   154,412  245,887
Stephen A. Orenberg 30,000   3.6%  1.33   2004    64,993  103,490

(1) Amounts reported in these columns represent amounts that may be realized upon exercise of the options immediately prior to the expiration of their term assuming the specified compounded rates of appreciation (5% and 10%) on the Company's Common Stock over the term of the options. These numbers are calculated based on rules promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price growth. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the timing of such exercise and the future performance of the Company's Common Stock. There can be no assurance that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the individuals.

       OPTION EXERCISES AND FISCAL YEAR-END VALUES

       The following table sets forth information with respect to options to purchase the Company's Common Stock granted under the 1987 Amended Stock Plan and 1994 Stock Plan including (i) the number of shares purchased upon exercise of options in the most recent fiscal year, (ii) the net value realized upon such exercise, (iii) the number of unexercised options outstanding at March 31, 1995, and (iv) the value of such unexercised options at March 31, 1995:

    AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
               AND MARCH 31,1995 OPTION VALUES

                                NUMBER OF          NUMBER OF
               SHARES           OPTIONS AT         OPTIONS AT
              ACQUIRED        MARCH 31, 1995    MARCH 31, 1995(1)
                 ON
                EXER-  VALUE    (#)      (#)      ($)       ($)
                CISE   REAL-   EXERC-  UNEXER-   EXERC-  UNEXERC-
NAME             (#)   ZED($)  ISABLE  CISALBE   ISABLE   CISABLE

Barry Bycoff       0   $0.00  263,000  237,000  $147,000 $133,000
Stephen Watson     0    0.00  200,500   67,000   112,280   37,500
Dennis Mackie      0    0.00   28,440   66,360    15,926   37,162
Stephen Orenberg   0    0.00   14,000   46,000       930   10,570

(1) Value is based on the difference between option exercise price and the fair market value at 1995 fiscal year-end ($1.56 per share, the average of the closing bid and ask prices on the Boston Stock Exchange on March 31, 1995) multiplied by the number of shares underlying the option.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

       The Company's executive compensation program is administered by the Compensation and Stock Option Committee of the Board of Directors, currently consisting of Milton Pappas, as Chairman, Gustav Koven and Ralph Wagner (the Compensation Committee). All members of the Compensation Committee are non-employee directors. Pursuant to the authority delegated by the Board of Directors, the Compensation Committee establishes each year the compensation of senior management, including approval of annual salaries and bonuses, the review and approval of bonus plans for executive officers, as well as the grant of stock options to officers, employees and consultants.

       One of the Company's primary business objectives is to maximize long-term stockholder returns. To achieve this objective, the Company believes it is necessary to attract, retain and motivate qualified executives in a competitive industry. The Compensation Committee and the Board of Directors therefore apply the philosophy that compensation of executive officers, specifically including that of the Chief Executive Officer and President, should be linked to revenue growth, profitability, earnings per share performance, and long-term increase in stock price and quality of earnings.

       Establishing compensation programs generally and determining the compensation of individual executive officers are complex matters involving numerous issues and a variety of data. The approach of the Compensation Committee is primarily subjective in nature. The Compensation Committee identifies relevant factors to be considered, such as the need to be competitive in the market for executive talent, retain and motivate existing officers with competitive salary and option programs, and to provide incentives and rewards for individual and corporate performance. However, the Compensation Committee maintains a flexible approach that is based on the exercise of judgment and discretion and reflects the Company's entrepreneurial operating environment and long-term performance orientation. Precise formulas, targets or goals are not utilized and specific weights are not assigned to the various factors.
The Compensation Committee focuses on the Company's goal of long-term enhancement of stockholder value by stressing long-term goals and by using stock-based incentive programs with extended vesting schedules (typically five years from the initial grant of options). The Compensation Committee believes the use of such incentives to retain and motivate individuals who have developed the skills and expertise required to lead the Company is key to the Company's success.

       Under the supervision of the Compensation Committee, the Company has developed and implemented certain compensation policies. The Compensation Committee's executive compensation policies are designed to (i) enhance profitability of the Company and shareholder value, (ii) integrate compensation with the Company's annual and long-term performance goals, (iii) reward corporate performance, (iv) recognize individual initiative, achievement and hard work, (v) assist the Company in attracting and retaining qualified executive officers, and (vi) retain and motivate existing officers to perform. Compensation under the executive compensation program is comprised of cash compensation in the form of annual base salary and performance-based bonuses, and long-term incentive compensation in the form of stock options.

       In setting cash compensation levels for executive officers (including the Chief Executive Officer), the Compensation Committee prepares a salary review annually. The base salaries are fixed at levels comparable to the amounts paid to senior executives with comparable qualifications, experience and responsibilities at other companies of similar size and engaged in similar businesses to that of the Company. In addition, the base salaries take into account the Company's relative performance as compared to comparable companies. Although the Compensation Committee reviews such information for general guidance, it does not specifically target compensation of the executive officers to compensation levels at other companies.

       The cash compensation program for the Chief Executive Officer and the President of the Company is designed to reward performance that enhances shareholder value. Financial goals are based on the achievement of significant increases in net income as specified in the Company's annual operating plan. The plan establishes milestones for revenue growth and operating expenses. The cash compensation package is comprised of base pay and with an opportunity for a bonus based on the achievement of certain profitability milestones. Both components are affected by the Company's revenue growth, market share growth, profitability, quality of earnings, and growth in earnings per share. During fiscal 1995, the Company did not operate at an acceptable level of profitability. Accordingly, no cash bonuses or other performance payments were paid to the Chief Executive Officer for the last fiscal year. At the beginning of the 1995 fiscal year, the President and Chief Executive Officer did receive options to purchase 350,000 shares of Common Stock at an exercise price of $1.00. These options vest over 2 and 3 years an are exercisable in installments.

       The compensation program for the remaining members of the executive group is based upon the attainment of objectives for profitability similar to the Chief Executive Officer. Bonus amounts are predicated upon improvement in Company operating performance as well as attainment of planned objectives. In the past, the Chief Executive Officer and President makes recommendations to the Compensation Committee regarding the planned objectives and executive compensation levels. The overall plans and operating performance levels upon which management compensation is based are approved by the Compensation Committee on an annual basis. Because the Company's performance targets were not achieved, no bonuses were paid to the other executive officers during the last fiscal year.

       The Compensation Committee relies on incentive compensation in the form of performance-based bonuses and stock options to retain and motivate executive officers. Incentive compensation in the form of performance-based bonuses for the Chief Executive Officer and the Company's other executive officers is based upon management's success in meeting the Company's financial and strategic goals. Financial goals are based on the achievement of significant increases in net income as specified in the Company's annual operating plan. The plan establishes milestones for revenue growth and operating expenses. Strategic goals focus on increasing market share and Company growth and improving the Company's strategic position in the market and the quality of earnings. Because the Company did not achieve the financial performance milestones set forth in the plan, the Committee determined not to pay cash bonuses to executive officers for the 1995 fiscal year.

       Incentive compensation in the form of stock options is designed to provide long-term incentives to executive officers and other employees, to encourage the executive officers and other employees to remain with the Company and to enable optionees to develop and maintain a significant, long-term stock ownership position in the Company's Common Stock, which in turn motivates the recipient to focus on long-term enhancement in stockholder value. The Company's 1987 Stock Option Plan and 1994 Stock Plan, administered by the Compensation Committee, are the vehicles for the granting of stock options.

       The stock option plans permit the Compensation Committee to grant stock options to eligible employees, including executive officers. During fiscal 1995, the Compensation Committee granted stock options to various employees. Options become exercisable based upon a vesting schedule tied to years of future service to the Company. The value realizable from exercisable options is dependent upon the extent to which the Company's performance is reflected in the market price of the Company's Common Stock at any particular point in time. Generally, options granted to officers and employees vest over five years and expire after a 10-year period. In addition, the Compensation Committee has a policy of awarding stock options at not less than the fairmarket value at the date of grant. As a result of this policy, executives and other employees are rewarded economically only to the extent that the stockholders also benefit through appreciation in the market price of the Company's stock.

       Factors reviewed by the Compensation Committee in determining whether to grant options are similar to those considered in determining salaries and bonuses described above. Several other factors, however, such as an employee's individual initiative, achievement and performance are also considered by the Compensation Committee. In making specific grants to executives, the Compensation Committee evaluates each officer's total equity compensation package. The Compensation Committee generally reviews the option holdings of each of the executive officers including vesting and exercise price and the then current value of such unvested options. The Compensation Committee considers equity compensation to be an integral part of a competitive executive compensation package, a way to reinforce the individual's commitment to the Company and an important mechanism to align the interests of management with those of the Company's stockholders.

       The Compensation Committee is satisfied that the executive officers of the Company are dedicated to achieving significant improvements in the long-term financial performance of the Company and that the compensation policies and programs implemented and administered have contributed and will continue to contribute towards achieving this goal.

       This report has been submitted by the members of the Compensation and Stock Option Committee: Milton J. Pappas,
Chairman, Ralph B. Wagner, and Gustav H. Koven, III.

PERFORMANCE GRAPH

       The following table (which can be developed into a performance graph) provides data for a five-year comparison of cumulative total stockholder return among the Company, the University of Chicago's Center for Research in Security Prices
(CRSP) Index for the Nasdaq Stock Market and the CRSP Index for the Nasdaq Computer Software Industry Index. The comparison assumes $100 was invested on January 26, 1990 (the date of the Company's initial public offering) in the Company's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends, if any.

                                       NASDAQ         SOFTWARE
                                      COMPUTER &      DEVELOPER'S
                       NASDAQ         SOFTWARE        COMPANY
       1990
       01/26/90        125.555         159.962         100.
       02/28/90        128.597         170.868          99.9953
       03/30/90        132.234         181.738         128.9944
       04/30/90        127.789         175.042         160.8806
       05/31/90        140.167         208.326         202.9125
       06/29/90        141.281         217.123         205.8113
       07/31/90        134.530         189.139         188.4188
       08/31/90        117.671         164.422         156.5325
       09/28/90        106.739         146.993         143.4881
       10/31/90        102.481         144.263         146.3869
       11/30/90        111.577         168.661         127.5450
       12/31/90        116.335         177.193          98.5575

       1991
       01/31/91        128.721        215.601           86.4987
       02/28/91        141.047        231.314          106.4189
       03/28/91        150.522        243.877           96.3776
       04/30/91        151.455        236.760           83.7275
       05/31/91        158.443        251.181           81.9535
       06/28/91        149.168        229.847           98.3372
       07/31/91        157.928        251.797           95.2645
       08/30/91        165.460        281.006           87.6234
       09/30/91        166.280        287.732           96.6675
       10/31/91        171.779        315.703          115.1268
       11/29/91        166.060        308.540          102.6158
       12/31/91        185.688        357.124           77.6517

       1992
       01/31/92        196.814        380.468           66.7872
       02/28/92        201.197        388.263           86.5799
       03/31/92        191.885        360.227           75.3675
       04/30/92        183.697        336.924           81.1650
       05/29/92        186.063        347.483           69.5700

       06/30/92        178.866        316.184           63.7725
       07/31/92        184.836        325.886           69.5700
       08/31/92        179.314        317.682           63.7725
                                       NASDAQ         SOFTWARE
                                      COMPUTER &      DEVELOPER'S
                       NASDAQ         SOFTWARE        COMPANY
       1992
       09/30/92        185.633        339.102           63.7725
       10/30/92        192.563        368.327           60.8737
       11/30/92        207.646        388.442           52.1775
       12/31/92        215.444        384.238           49.2787

       1993
       01/29/93        221.856        401.439           40.5825
       02/26/93        223.894        382.089           38.5534
       03/31/93        220.352        402.655           46.3800
       04/30/93        211.535        375.095           31.8862
       05/28/93        224.260        405.887           18.8535
       06/30/93        225.701        402.880           26.0887
       07/30/93        226.102        370.311           37.6837
       08/31/93        237.868        381.692           28.9875
       09/30/93        244.534        404.653           30.4485
       10/29/93        250.189        411.652           26.0887
       11/30/93        242.309        409.297           24.6510
       12/31/93        249.442        406.691           23.1900

       1994
       01/31/94        257.387        428.788           23.9089
       02/28/94        254.660        432.226           26.0887
       03/31/94        239.034        412.313           23.1900
       04/29/94        235.908        411.960           18.1183
       05/31/94        236.203        430.684           18.1183
       06/30/94        226.915        403.492           14.4937
       07/29/94        232.286        404.868           11.5950
       08/31/94        246.410        448.275           11.5950
       09/30/94        246.075        450.057           11.5950
       10/31/94        250.332        496.284           15.9431
       11/30/94        241.613        488.686           16.6678
       12/30/94        241.326        495.232           16.6678

       1995
       01/31/95        242.306        483.484           35.5097
       02/28/95        254.855        520.785           40.5825
       03/31/95        261.919        555.489           36.2344
       04/28/95        269.569        585.439           38.4096
       05/31/95        276.478        595.715           37.6837
       06/30/95        297.724        661.782           25.3641
       07/31/95        317.857        701.117           31.8862

      RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

       The Board of Directors has selected the firm of Coopers & Lybrand, independent auditors, to serve as its auditors for the fiscal year ending March 31, 1996. The Board of Directors recommends a vote FOR the ratification of this selection. Approval of Coopers & Lybrand as auditors will require the affirmative vote of stockholders holding a majority of the outstanding shares of Common Stock and Series C Preferred Stock, voting together as a class. Coopers & Lybrand has served as the Company's auditors for the fiscal years ended March 31, 1993, March 31, 1994 and March 31, 1995.

       It is expected that a member of the firm of Coopers & Lybrand will be present at the Meeting. This member will have the opportunity to make a statement, if Coopers & Lybrand desires, and will be available to respond to appropriate questions.

                 COMPENSATION OF DIRECTORS

       As compensation for serving on the Board of Directors, each non-employee director is paid his expenses by the Company for each meeting attended. In addition, effective October 1, 1992, the Company adopted a policy to compensate each non-employee director at a rate of $1,500 for each calendar quarter of service on the Board of Directors. During the last fiscal year, however, no cash compensation has been paid to non-employee directors pursuant to this policy, although the Company had accrued for such compensation on its books.

       Each non-employee director of the Company also participates in the Company's 1988 Non-Employee Director Stock Option Plan, 1991 Non-Employee Director Stock Option Plan, 1993 Non-Employee Director Stock Option Plan, and 1994 Non-Employee Director Plan (the Director Plans). The Director Plans authorize grants of stock options to each member of the Company's Board of Directors who is neither an employee or officer of the Company. In fiscal 1995, Messrs. Watson, Wagner, Kleiner, Pappas, Koven, and Mark received grants of stock options for a total of 135,042 shares of Common Stock.


                  SECTION 16 REQUIREMENTS

       Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors, executive officers, and persons who own more than 10% of a registered class of the Company's equity securities (collectively, Reporting Persons), to file initial reports of ownership and reports of changes in ownership of Common Stock of the Company with the Securities and Exchange Commission (the SEC). Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

       Based solely on its review of the copies of such forms received by it with respect to fiscal 1995, or written representations from certain reporting persons, the Company believes that all Reporting Persons complied with all Section
16(a) filing requirements in 1995.


                    STOCKHOLDER PROPOSALS

       Proposals of stockholders intended for inclusion in the proxy statement to be furnished to all stockholders entitled to vote at the next annual meeting of the Company must be received at the Company's principal executive offices not later than May 14, 1996. In order to curtail controversy as to the date on which a proposal was received by the Company, it is suggested that proponents submit their proposals by Certified Mail, Return Receipt Requested.

                       OTHER BUSINESS

       The Board of Directors knows of no business that will be presented for consideration at the Meeting other than those items stated above. If any other business should before the Meeting, votes may be cast pursuant to proxies in respect to any such business in the best judgment of the person or persons acting under the proxies.

                  EXPENSES AND SOLICITATION

       The cost of solicitation of proxies will be borne by the Company, and in addition to soliciting stockholders by mail through its regular employees, the Company may request banks, brokers and other custodians, nominees and fiduciaries to solicit their customers who have stock of the Company registered in the names of a nominee and, if so, will reimburse such banks, brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs. Solicitation by officers and employees of the Company may also be made of some stockholders in person or by mail, telephone or telegraph following the original solicitation.